Exhibit 99.B(h)(9)

AMENDMENT

To Transfer Agency and Service Agreement

between

 Each of the Entities, Individually and not Jointly, as Listed on Schedule A

and

Boston Financial Data Services, Inc.

This Amendment is made as of this 1st day of June between each of the entities, individually and not jointly, as listed on Schedule A (the “Fund(s)”) of the Transfer Agency and Service Agreement between the Funds and Boston Financial Data Services, Inc. (the “Transfer Agent”) dated as of August 1, 2006 (the “Agreement”).  In accordance with Section 1.2(f) ((Anti-Money Laundering (“AML”) Delegation) and Section 16.1 (Amendment) of the Agreement, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.     Schedule 1.2(f) (AML Delegation).  The Schedule 1.2(f) dated August 1, 2006 to the Agreement is hereby replaced and superseded by the revised Schedule 1.2(f) dated June 1, 2008 and attached hereto.

2.     All defined terms and definitions in the Agreement shall be the same in this Amendment (“Amendment”) except as specifically revised by this Amendment; and

3.     Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.

EACH OF THE ENTITIES, INDIVIDUALLY	BOSTON FINANCIAL DATA SERVICES, INC.
AND NOT JOINTLY, AS LISTED ON
SCHEDULE A

By:		By:
	James E. Ross, President and Chief		James A. Lockhead
	Executive Officer, SSgA Funds		Division Vice President

As an Authorized Officer on behalf of each of
the Funds indicated on Schedule A to the Agreement

SCHEDULE 1.2(f)

AML DELEGATION

Dated: June 1, 2008

1.             Delegation.

Subject to the terms and conditions set forth in this Agreement, the Fund hereby delegates to the Transfer Agent those aspects of the Fund’s AML program (the “AML Program”) that are set forth in Section 4 below (the “Delegated Duties”). The Delegated Duties set forth in Section 4 may be amended, from time to time, by mutual agreement of the Fund and the Transfer Agent upon the execution by such parties of a revised Schedule 1.2(f) bearing a later date than the date hereof.

1.2       The Transfer Agent agrees to perform such Delegated Duties, with respect to the ownership of Shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

2.             Consent to Examination.  In connection with the performance by the Transfer Agent of the Delegated Duties, the Transfer Agent understands and acknowledges that the Fund remains responsible for assuring compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) and that the records the Transfer Agent maintains for the Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance.  The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review.  For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

3.             Limitation on Delegation.  The Fund acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only the Delegated Duties, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Fund with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the Delegated Duties with respect to the ownership of, and transactions in, Shares in the Fund for which the Transfer Agent maintains the applicable Shareholder information.

4.             Delegated Duties

4.1       Consistent with the services provided by the Transfer Agent and with respect to the ownership of Shares in the Fund for which the Transfer Agent maintains the applicable Shareholder information, the Transfer Agent shall:

(a)   Submit all new account registrations and registration changes through the Office of Foreign Assets Control (“OFAC”) database and such other lists or databases as may be required from time to time by applicable regulatory authorities on a daily basis;

(b)   Submit all account registrations through OFAC databases and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(c)   Submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database on a daily basis;

(d)   Review redemption transactions that occur within thirty (30) days of an account establishment or registration change or banking information change;

(e)   Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent;

(f)    Review accounts with small balances followed by large purchases;

(g)   Review accounts with frequent activity within a specified date range followed by a large redemption;

(h)   Review purchase and redemption activity per tax identification number (“TIN”) within the Fund to determine if activity for that TIN exceeded the $100,000 threshold on any given day;

(i)    Monitor and track cash equivalents under $10,000 for a rolling twelve-month period; if the threshold is exceeded, file IRS Form 8300 and issue the Shareholder notices as required by the IRS;

(j)    Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR; provide the Fund with a copy of the SAR within a reasonable time after filing; and notify the Fund if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing;

(k)   Compare account information to any FinCEN request received by the Fund and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a).  Provide the Fund with the necessary information for it to respond to such request within required time frame;

(l)    (i) Verify the identity of any person seeking to open an account with the Fund, (ii) Maintain records of the information used to verify the person’s identity, as required, and (iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency;

(m)  Conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 103.176(b) for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 103.175).  The Transfer Agent will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire.  If an account is determined to have a medium or above risk-ranking, the Transfer Agent will monitor the account on a monthly basis for unusual activity.  In the situation where due diligence cannot be completed with respect to an account, the Transfer Agent will contact the Fund’s AML Officer for further instruction.

(n)                   Upon the request by the Fund, conduct due diligence to determine if the Fund is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act (31 C.F.R. 103.193).

4.2       In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR, a Form 8300 or other similar report or notice to OFAC, then the Transfer Agent shall also immediately notify the Fund, unless prohibited by applicable law.

EACH OF THE ENTITIES, INDIVIDUALLY	BOSTON FINANCIAL DATA SERVICES, INC.
AND NOT JOINTLY, AS LISTED ON
SCHEDULE A

By:		By:
	James E. Ross, President and Chief		James A. Lockhead
	Executive Officer, SSgA Funds		Division Vice President